Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February 2022, by and among Ezra Dabah, Renee Dabah, and Raine Silverstein.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the shares of Common Stock, par value $0.001 per share, of Kidpik Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on February 14, 2022.

Ezra Dabah

By:	/s/ Ezra Dabah
Ezra Dabah

Renee Dabah

By:	/s/ Renee Dabah
Renee Dabah

Raine Silverstein

By:	/s/ Raine Silverstein
Raine Silverstein